UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 24, 2011

KENNEDY-WILSON HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33824	26-0508760
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9701 Wilshire Blvd., Suite 700 Beverly Hills, California 90212

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 887-6400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

On August 17, 2011, KW UK Loan Partners, LLC, a wholly owned, indirect subsidiary of Kennedy-Wilson Holdings, Inc. (“KW”), entered into an agreement (amended October 5, 2011 and novated, amended and restated on October 14, 2011 and on October 21, 2011) with The Governor and Company of the Bank of Ireland (the “Purchase Agreement”) to acquire loans secured by real estate located in the United Kingdom and related assets for $1.8 billion. On October 21, 2011, certain of the loans and related assets were acquired by an unrelated transferee in accordance with the Purchase Agreement and an economic interest appurtenant thereto was acquired by various investors through the acquisition of participation interests in the loans and assets. The investors included an indirect subsidiary of KW and a joint venture in which an indirect subsidiary of KW has an investment. The parties closed the first of two tranches in the transaction on October 21, 2011 for $1.4 billion. The aggregate equity investment by KW and its subsidiaries in the loans comprising the first tranche was £72 million ($114 million). The closing of the second tranche of loans is expected to occur on or around November 29, 2011 for $400 million. On October 24, 2011, KW issued a press release announcing the transaction described above. A copy of the press release is furnished as Exhibit 99.1 to this report.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

99.1	Press Release dated October 24, 2011 issued by Kennedy-Wilson Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENNEDY-WILSON HOLDINGS, INC.

By:	/S/ FREEMAN A. LYLE
Freeman A. Lyle
Chief Financial Officer

Date: October 24, 2011

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated October 24, 2011 issued by Kennedy-Wilson Holdings, Inc.

4